EXHIBIT 99.1

THOR Industries Announces First Quarter Fiscal 2025 Results

Continues to Position Company to Excel Upon Market Return

Fiscal 2025 First Quarter Highlights
($ in thousands, except for per share data)

	Three Months Ended October 31,
	2024	2023
Net Sales	$2,142,784	$2,500,759
Gross Profit	$281,442	$357,932
Gross Profit Margin %	13.1%	14.3%
Net Income (Loss) Attributable to THOR	$(1,832)	$53,565
Diluted Earnings (Loss) Per Share	$(0.03)	$0.99
Cash Flows from Operations	$30,740	$59,668

EBITDA(1)	$81,733	$160,057
Adjusted EBITDA(1)	$107,782	$166,918

(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included in this release

Key Takeaways from Fiscal 2025 First Quarter

  First quarter performance continued to be impacted by the current macro environment, in line with expectations
  Margins held up well relative to the challenging market
  Remained focused on our strategic commitment to long-term investments to create a sustainable competitive advantage and enhanced margin profile
  Restructured leadership team to allow for greater focus in North America from our CEO, Bob Martin
  Strategic, nonrecurring costs incurred during the quarter unfavorably impacted first quarter results, but actions are expected to result in future annual savings of over $10 million
  Full-year fiscal 2025 financial guidance held constant as originally provided
    Consolidated net sales in the range of $9.0 billion to $9.8 billion
    Consolidated gross profit margin in the range of 14.7% to 15.2%
    Diluted earnings per share in the range of $4.00 to $5.00

ELKHART, Ind., Dec. 04, 2024 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2025 first quarter, ended October 31, 2024.

“As we forecasted, our performance through the first quarter of our fiscal year 2025 continued to be impacted by the soft retail and wholesale environment. Our strategic approach continues to focus on aligning our production to match the current retail environment and avoiding growth of independent dealer inventory levels of our products until market conditions indicate otherwise. By remaining disciplined and aligned with current market conditions, our companies remain incredibly well-positioned to outperform the market when retail demand inevitably picks up,” explained Bob Martin, President and CEO of THOR Industries.

“Our focus is to control what we can control in the current challenging market. Our teams have performed well as evidenced by our gross margin performance, which remains strong relative to current market conditions. This doesn’t happen by accident. Our industry has a history that includes OEMs being too aggressive during market conditions similar to those which we are currently experiencing. A short-term, top-line benefit invariably created much greater long-term hardship. We have been very intentional and disciplined in avoiding that temptation as we position our operating subsidiaries and independent dealers to outperform upon the market’s return.

“What we can control now is product. The reception by our independent dealer partners of our new product lineup at our annual Open House event in Elkhart, Indiana in late September 2024 and by our independent dealers and consumers at the Caravan Salon trade fair in Düsseldorf, Germany in late August/early September 2024 was incredibly strong and gives us reason to remain optimistic about what lies ahead. Barring further future macroeconomic headwinds, it is our expectation that retail activity will begin to trend positively in the latter half of our fiscal 2025, particularly in North America, where we anticipate the return of a stronger retail market,” added Martin.

First Quarter Financial Results

Consolidated net sales were $2.14 billion in the first quarter of fiscal 2025, compared to $2.50 billion for the first quarter of fiscal 2024, a decrease of 14.3%.

Consolidated gross profit margin for the first quarter of fiscal 2025 was 13.1%, a decrease of 120 basis points when compared to the first quarter of fiscal 2024.

Net income (loss) attributable to THOR Industries, Inc. and diluted earnings (loss) per share for the first quarter of fiscal 2025 were $(1.8) million and $(0.03), respectively, compared to $53.6 million and $0.99, respectively, for the first quarter of fiscal 2024.

EBITDA and Adjusted EBITDA for the first quarter of fiscal 2025 were $81,733 and $107,782, respectively, compared to $160,057 and $166,918, respectively, for the first quarter of fiscal 2024. See the reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included in this release.

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended October 31,		Change
	2024	2023
Net Sales	$898,778	$945,454	(4.9)%
Unit Shipments	30,018	28,107	6.8%
Gross Profit	$112,437	$118,011	(4.7)%
Gross Profit Margin %	12.5	12.5	0	bps
Income Before Income Taxes	$46,821	$49,249	(4.9)%

	As of October 31,		Change
($ in thousands)	2024	2023
Order Backlog	$933,051	$795,798	17.2%

  North American Towable RV net sales were down 4.9% for the first quarter of fiscal 2025 compared to the prior-year period, driven by a 6.8% increase in unit shipments offset by an 11.7% decrease in the overall net price per unit. The decrease in the overall net price per unit was primarily due to a shift in product mix toward our lower-cost travel trailers compared to the first quarter of fiscal 2024.
  North American Towable RV gross profit margin remained constant at 12.5% for the first quarter of fiscal 2025 compared to the prior-year period, despite the nearly 5% reduction in net sales.
  North American Towable RV income before income taxes for the first quarter of fiscal 2025 decreased slightly to $46.8 million from $49.2 million in the first quarter of fiscal 2024, driven primarily by the decrease in net sales.

North American Motorized RVs

($ in thousands)	Three Months Ended October 31,		Change
	2024	2023
Net Sales	$505,208	$711,159	(29.0)%
Unit Shipments	3,741	5,582	(33.0)%
Gross Profit	$42,727	$79,392	(46.2)%
Gross Profit Margin %	8.5	11.2	(270	) bps
Income Before Income Taxes	$9,081	$37,052	(75.5)%

	As of October 31,		Change
($ in thousands)	2024	2023
Order Backlog	$963,141	$1,237,547	(22.2)%

  North American Motorized RV net sales decreased 29.0% for the first quarter of fiscal 2025 compared to the prior-year period. The decrease was primarily due to the combination of a 33.0% reduction in unit shipments stemming from a softening in current dealer and consumer demand, offset in part by a 4.0% increase in net price per unit as product mix included a higher concentration of generally higher-priced Class A units in comparison to the prior-year period.
  North American Motorized RV gross profit margin was 8.5% for the first quarter of fiscal 2025 compared to 11.2% in the prior-year period. The decrease in the gross profit margin percentage for the first quarter of fiscal 2025 was primarily driven by the combination of the decrease in net sales volume along with increased sales discounting and chassis costs.
  North American Motorized RV income before income taxes for the first quarter of fiscal 2025 decreased to $9.1 million compared to $37.1 million in the prior-year period, primarily due to the decrease in net sales.

European RVs

($ in thousands)	Three Months Ended October 31,		Change
	2024	2023
Net Sales	$604,903	$708,201	(14.6)%
Unit Shipments	8,635	11,892	(27.4)%
Gross Profit	$92,648	$122,828	(24.6)%
Gross Profit Margin %	15.3	17.3	(200	) bps
Income Before Income Taxes	$1,177	$28,767	(95.9)%

	As of October 31,		Change
($ in thousands)	2024	2023
Order Backlog	$2,043,636	$3,331,171	(38.7)%

  European RV net sales decreased 14.6% for the first quarter of fiscal 2025 compared to the prior-year period, driven by a 27.4% decrease in unit shipments offset in part by a 12.8% increase in the overall net price per unit due to the total combined impact of changes in product mix and price. The overall increase in net price per unit of 12.8% includes a 2.5% increase due to the impact from foreign currency exchange rate changes.
  European RV gross profit margin decreased to 15.3% of net sales for the first quarter of fiscal 2025 from 17.3% in the prior-year period, primarily due to an increased overhead cost percentage resulting from the decreased net sales.
  European RV income before income taxes for the first quarter of fiscal 2025 was $1.2 million compared to $28.8 million during the first quarter of fiscal 2024, with the decrease driven primarily by the decreased net sales compared to the prior-year period.

Management Commentary

“The first quarter of our fiscal 2025 was, as we anticipated, a tough quarter. We held margins well given the challenging sales environment, particularly within our North American Towable segment where we held flat despite a nearly 5% decrease in net sales for the segment. As we talked about fiscal year 2025 at the conclusion of fiscal year 2024, we foretold the expectations of a challenging first half of the fiscal year followed by a stronger second half. We also forecasted, by segment, that we expected margins to solidify in our North American Towable segment but decline in both our North American Motorized and European segments. Still, given the decline in net sales across our segments we are pleased with our relative margin performance. The bottom line for this quarter is that we performed as we expected through the financial period. We remained focused on what we could control in this market as we continued to position the Company to excel when a stronger retail market inevitably returns,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“Our European segment faced an incredibly difficult comparison given that last year was a record first quarter for the segment. In the year-over-year comparison, net sales dropped by just under 15% on a decrease in unit shipments of slightly over 27%. At the gross profit line, our European segment delivered a gross profit margin of 15.3% despite the drop on the top line. Our European team continues to perform well and their efforts to drive efficiencies throughout their processes continue to manifest in a much stronger margin profile than the segment has historically experienced.

“From an EPS perspective, this quarter was disappointing but not fully unexpected due to the challenging macro environment. Additionally, first quarter results include various nonrecurring costs related to strategic actions taken during the quarter to streamline and flatten the organization which will enable us to perform more efficiently going forward. During the quarter, we eliminated the management layer between our North American RV subsidiaries and our CEO. This will allow for Bob to return to his hands-on approach of leading and guiding these companies. In addition to other headcount reductions, we also closed an operating facility in Idaho. These strategic actions led to employee separation and facility closure-related costs totaling approximately $15.5 million during the quarter but will enable us to perform more efficiently and are expected to generate future annual savings of over $10 million. Long term, these strategic realignment actions place THOR in a better position to maximize future earnings,” explained Woelfer.

“Our initial view of fiscal year 2025 forecasted for challenging first and second quarters driven by the difficult markets and a return to a more normal cadence of operating results in Europe following a record fiscal 2024, with particular challenges facing our North American Motorized segment. As we look to the remainder of the fiscal year, we continue to believe that our initial forecast for our fiscal year 2025 is an accurate assessment of the RV industry for the next nine months. For our performance, this means that we anticipate a challenging second quarter but stronger quarters in our fiscal second half. Continued discipline in a challenging market is not always the easy path, but, without a doubt, it is the right one. Our focus is on long-term value, not short-term illusions. Our commitment to investing in innovation and developing revolutionary products affirms this focus on the long term. This is a tough market, and everyone who follows our industry understands the current market dynamics. The real story for THOR, though, is that THOR has positioned itself incredibly well for a strong performance upon the market’s return,” added Woelfer.

“In the first quarter of fiscal 2025, we generated approximately $30.7 million of cash from operations and, in keeping with our long-term strategic plan and historical commitment to taking a balanced approach to capital allocation, we continued to reinvest in our business, reduce our indebtedness and return capital to our shareholders,” added Colleen Zuhl, Senior Vice President and CFO.

“First quarter capital expenditures totaled approximately $25.3 million, as we maintained our focus on prudently upgrading facilities and machinery where needed and investing in certain innovation-related projects, while also continuing to manage our non-critical spend in response to current market conditions. Always conservative in our cash management, we continue to prioritize the investments back into our business by assessing the temporal value of each investment and foregoing or delaying projects that do not return adequate value in the shorter term. Additionally, during the first fiscal quarter we strategically paid down approximately $61.8 million of debt, and, with October’s announcement of a 4.2% increase in our regular quarterly dividend, we marked the 15th consecutive year of increasing our dividend.

“Our liquidity remains a bedrock of our business and an unrivaled strength within the industry. On October 31, 2024, we had liquidity of approximately $1.31 billion, including approximately $445.2 million in cash on hand and approximately $865.0 million available under our asset-based revolving credit facility. Our strong balance sheet, solid cash generation profile and balanced and disciplined approach to capital deployment continue to lay the groundwork necessary for us to execute on our long-term strategic plan while simultaneously working through the current challenges facing our industry,” said Zuhl.

Outlook

“Our current view of fiscal year 2025 remains consistent with our initial financial forecast and guidance. In September, the RVIA released its expectations that for calendar year 2025 it expects wholesale unit shipment totals to exceed 345,000 units. We continue to be a bit more conservative with our view but do see potential upside in the market if consumer confidence elevates during calendar 2025. The signs of the return of the normalized market are beginning to show in the form of an uptick in dealer optimism. We share our dealers’ reasons to have confidence in the future of our industry. In the interim, we will hold steadfast to our strategy of prudence in the face of a challenging market as we focus on controlling what we can control, all while positioning THOR to outperform upon the market’s return,” concluded Martin.

Fiscal 2025 Guidance

“Our view of the remainder of our fiscal year 2025 remains unchanged from our initial assessment. In terms of sequence of performance, we will have a challenging second quarter followed by stronger third and fourth quarters. By the end of our fiscal year 2025, we anticipate that the retail market will begin to trend positively, setting up fiscal year 2026 to be a stronger year. Given our expectations surrounding overall market volumes in both North America and Europe, the Company reconfirms our initial financial guidance for fiscal 2025,” commented Woelfer.

For fiscal 2025, the Company’s full-year financial guidance includes:

  Consolidated net sales in the range of $9.0 billion to $9.8 billion
  Consolidated gross profit margin in the range of 14.7% to 15.2%
  Diluted earnings per share in the range of $4.00 to $5.00

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2024.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED OCTOBER 31, 2024 AND 2023
($000’s except share and per share data) (Unaudited)

	Three Months Ended October 31,
	2024	% Net Sales (1)	2023	% Net Sales (1)
Net sales	$2,142,784		$2,500,759
Gross profit	$281,442	13.1%	$357,932	14.3%
Selling, general and administrative expenses	240,197	11.2%	217,896	8.7%
Amortization of intangible assets	29,822	1.4%	32,344	1.3%
Interest expense, net	15,228	0.7%	20,197	0.8%
Other income (expense), net	2,649	0.1%	(14,913)	(0.6)%
Income (loss) before income taxes	(1,156)	(0.1)%	72,582	2.9%
Income tax provision (benefit)	(283)	—%	17,549	0.7%
Net income (loss)	(873)	—%	55,033	2.2%
Less: Net income attributable to non-controlling interests	959	—%	1,468	0.1%
Net income (loss) attributable to THOR Industries, Inc.	$(1,832)	(0.1)%	$53,565	2.1%
Earnings (loss) per common share
Basic	$(0.03)		$1.01
Diluted	$(0.03)		$0.99
Weighted-avg. common shares outstanding – basic	52,974,603		53,295,835
Weighted-avg. common shares outstanding – diluted	52,974,603 (2)		53,853,719

(1) Percentages may not add due to rounding differences
(2) Due to a loss for the three months ended October 31, 2024, zero incremental shares are included because the effect would be antidilutive

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	October 31, 2024	July 31, 2024		October 31, 2024	July 31, 2024
Cash and equivalents	$445,222	$501,316	Current liabilities	$1,481,505	$1,567,022
Accounts receivable, net	638,445	700,895	Long-term debt, net	1,043,790	1,101,265
Inventories, net	1,371,771	1,366,638	Other long-term liabilities	285,930	278,483
Prepaid income taxes, expenses and other	77,526	81,178	Stockholders’ equity	4,061,956	4,074,053
Total current assets	2,532,964	2,650,027
Property, plant & equipment, net	1,380,362	1,390,718
Goodwill	1,791,704	1,786,973
Amortizable intangible assets, net	833,098	861,133
Equity investments and other, net	335,053	331,972
Total	$6,873,181	$7,020,823		$6,873,181	$7,020,823

Non-GAAP Reconciliation

The following table reconciles net income (loss) to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliation
($ in thousands)

	Three Months Ended October 31,
	2024	2023
Net income (loss)	$(873)	$55,033
Add back:
Interest expense, net	15,228	20,197
Income tax provision (benefit)	(283)	17,549
Depreciation and amortization of intangible assets	67,661	67,278
EBITDA	$81,733	$160,057
Add back:
Stock-based compensation expense	10,537	10,452
Net expense (income) related to certain contingent liabilities	—	(10,000)
Non-cash foreign currency loss (gain)	3,392	(979)
Market value loss (gain) on equity investments	388	2,871
Equity method investment loss (gain)	2,254	5,935
Employee & facility strategic initiatives	15,459	—
Other loss (gain), including sales of PP&E	(5,981)	(1,418)
Adjusted EBITDA	$107,782	$166,918

Adjusted EBITDA is a non-GAAP performance measure included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization adjusted for certain unusual items and other one-time items. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

Contact:
Jeff Tryka, CFA
Lambert Global
616-295-2509
jtryka@lambert.com